                                 H&R BLOCK, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)
                                                                      EXHIBIT 12




                                                         2000           1999             1998           1997         1996
                                                      ----------     ----------       ----------     ---------    ---------


Pretax income from continuing operations (a)          $ 412,266      $ 383,541        $ 296,433      $ 232,083    $ 200,006
                                                      =========      =========        =========      =========    =========

FIXED CHARGES:
  Interest expense                                      153,500         69,338           38,899            608            -
  Interest portion of net rent expense (b)               45,274         33,218           28,248         25,998       21,781
                                                      ---------      ---------        ---------      ---------    ---------

Total fixed charges                                     198,774        102,556           67,147         26,606       21,781
                                                      ---------      ---------        ---------      ---------    ---------

Earnings before income taxes and fixed charges        $ 611,040      $ 486,097        $ 363,580      $ 258,689    $ 221,787
                                                      =========      =========        =========      =========    =========

Ratio of earnings to fixed charges (c)                      3.1            4.7              5.4            9.7         10.2
                                                      =========      =========        =========      =========    =========
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     (a)  Pretax income from continuing operations is shown with CompuServe
          Corporation and the Credit Card Segment as Discontinued Operations for
          all years presented.
     (b)  One-third of net rent expense is the portion deemed representative of the interest factor.
     (c)  The decrease in the ratio of earnings to fixed charges in 1998 is primarily attributable to the acquisition of Option One Mortgage
          Corporation on June 17, 1997. Without the interest expense incurred on the long-term debt issued to acquire Option One and the interest expense on mortgage loan borrowings the ratio of earnings to fixed charges would have been 10.0.